Exhibit 99.5

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

February 11, 2010

YRC Worldwide Enters into Note Purchase Agreement For $70 Million In New Capital

Proceeds To Satisfy Remaining 2010 Note Obligations;

Remaining Proceeds to Provide Working Capital

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today reported that it has entered into definitive agreements with investors who have agreed to purchase $70 million in new unsecured convertible notes in a private placement. The company will use the proceeds from the issuance of these new notes to satisfy its remaining 2010 note obligations, with any excess proceeds available to be used for general corporate purposes. The new notes have a term of four years with an interest rate of 6%, which is initially payable in shares of the company’s common stock.

The company expects the transaction to be fully funded into an escrow at closing to satisfy each of the company’s two maturity obligations in 2010. The closing of the sale of the new notes is subject to a number of conditions, including the conversion of the company’s preferred stock into common stock. The company expects that the closing would occur shortly after shareholder approval to increase the company’s authorized shares to permit the preferred stock conversion. The company is seeking this approval at the upcoming special shareholder meeting on February 17, 2010. Upon approval, the company would issue the new notes in two tranches. The first tranche, $49.8 million, will be issued and funded out of the escrow at closing. The proceeds of the first tranche will fully satisfy the remaining maturity of the 8-1/2% Guaranteed Notes due April 15, 2010 (the “USF Notes”). The timing of the issuance and funding of the second $20.2 million tranche is conditioned upon the conclusion of the litigation involving the disputed put rights for the outstanding 5% and 3.375% contingent convertible notes that were not tendered in the recently completed debt-for-equity exchange. The company intends to continue to vigorously pursue removal of the put rights, and, if the company is successful, the remaining $20.2 million will become available to the company from the escrow for working capital purposes; otherwise, the escrow will fund the proceeds to satisfy the 5% contingent convertible notes that exercise a put right on August 8, 2010.

“We are pleased to announce this important step in our comprehensive plan to satisfy our remaining 2010 note obligations,” stated Bill Zollars, Chairman and CEO of YRC Worldwide. “Upon the closing of this funding, our management team will be able to focus on operational improvements without the financial overhang related to these debt maturities that have concerned our customers in recent months. Both the company and our customers will be able to put this distraction behind us with the completion of this financing.”

The new notes will be convertible into shares of common stock at an initial conversion price of $0.43, reflecting a premium to the common stock price implied by the volume weighted average price of the company’s Class A Preferred Stock over the last ten days and since its inception. Under certain conditions, the company may, at its election, force early conversion of the notes into common stock. Furthermore, upon any conversion of the notes, the company will make an additional payment amount in shares of the company’s common stock equal to the value of the remaining interest payments calculated through maturity. The maximum number of shares of common stock that can be issued upon conversion, for restricted interest, for make whole premiums or otherwise is limited to no more than 19.9% of the company’s common stock as of the date the company first issues the notes. To the extent any shares of common stock are restricted from being issued to holders in respect of this limitation, they will not receive any cash or other consideration in lieu of shares.

*    *    *    *    *

Private Placement of the Notes

The convertible notes offered in the private placement have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “expects,” and similar expressions are intended to identify forward-looking statements. The closing of the transaction is subject to a number of conditions, including (among others) shareholder approval of the increase in the number of the company’s authorized shares, which, in turn, would permit the conversion of the company’s Class A Preferred Stock into company common stock, other usual and ordinary conditions to closing and, with respect to $20.3 million of the new notes, a determination of the outcome of the company’s litigation with respect to its outstanding 5% and 3.375% contingent convertible notes as described above.

*    *    *    *    *

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America, with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com